                                 SCHEDULE 13E-3

                                  (Rule l3e-1)
       Transaction Statement Pursuant to Section 13(e) of the Securities
                 Exchange Act of 1934 and Rule 13e-3 Thereunder

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        Rule 13e-3 Transaction Statement
                           (Pursuant to Section 13(e)
                    of the Securities Exchange Act of 1934)
                                Amendment No. 3
                              EQUITRAC CORPORATION

                                (Name of Issuer)

                              EQUITRAC CORPORATION
                          CHARGEBACK ACQUISITION CORP.
                     CORNERSTONE EQUITY INVESTORS IV, L.P.
                                  JOHN T. KANE
                                GEORGE P. WILSON
                                  STEVE SMITH
                              CHRISTOPHER RICKBORN
                                PATRICK RAFTERY
                                  CID YOUSEFI
                                 JOHN P. JONES

                       (Name of Persons Filing statement)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

                         (Title of Class of Securities)

                                   ---------

                                   294599105
                     (CUSIP Number of Class of Securities)

                                  -----------
                                George P. Wilson
                              Equitrac Corporation
                          836 Ponce de Leon Boulevard
                           Coral Gables, Florida 3314
                              Tel: (305) 442-2060

      (Name, Address and Telephone Number of Persons Authorized to Receive
       Notices and Communications on Behalf of Persons Filing Statement)

                                   Copies to:

            Mark Rossi                                        Frederick Tanne
Cornerstone Equity Investors IV, L.P.                        Kirkland & Ellis
   717 Fifth Avenue, Suite 1100                            153 East 53rd Street
        New York, NY 10022                                  New York, NY 10022
          (212) 753-0901                                       (212) 446-4800

This statement is filed in connection with (check the appropriate box):

a.     [x]     The filing of solicitation materials or an information
               statement subject to Regulation 14A, Regulation 14C or Rule
               13e-3(c) under the Securities Exchange Act of 1934.

b.     [ ]     The filing of registration statement under the Securities
               Act of 1933.

c.     [ ]     A tender offer.

d.     [ ]     None of the above.

         Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [X]

                           CALCULATION OF FILING FEE

---------------------------------- --------------------------------------------
Transaction Valuation*                       Amount of Filing Fee
---------------------------------- --------------------------------------------
$89,077,045                                  $17,815.40
---------------------------------- --------------------------------------------
*$25.25 per share in cash-out merger plus the difference between $25.25 and the exercise price of each share subject to an option. This transaction valuation was based on the terms of the original merger agreement.

[x] Check box if any part of the fee is offset as provided by Rule 0-ll(a)(2) and identify the filing with which the offsetting fee-was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

---------------------------------- --------------------------------------------
Amount Previously Paid:                      $17,815.40
Form or Registration No.:                    Schedule 14A
Filing Party:                                Equitrac Corporation
Date Filed:                                  March 17, 1999
---------------------------------- --------------------------------------------


                                  INTRODUCTION

         This Rule 13E-3 Transaction Statement (this "Statement") relates to the solicitation of proxies by the Equitrac Corporation, a Florida corporation ("Equitrac"), in connection with a Special Meeting of its shareholders at which Equitrac's shareholders will be asked to consider and vote upon a proposal to approve the Amended and Restated Recapitalization Agreement and Plan of Merger (the "Merger Agreement"), dated June 4, among Equitrac, Chargeback Acquisition Corp. ("Merger

Sub"), a Florida corporation formed by Cornerstone Equity Investors IV, L.P. ("Cornerstone"), and John T. Kane and George P. Wilson.

         The cross reference sheet on the following pages, which is being supplied pursuant to General Instruction F to Schedule 13E-3, shows the location in the Definitive Proxy Statement (the "Proxy Statement"), filed by the Issuer with the Securities and Exchange Commission on the date hereof of the information required to be included in response to the items of this Statement. The information set forth in the Proxy Statement which is attached hereto as Exhibit (d), including all exhibits thereto, is hereby incorporated herein by reference, and the responses to each Item herein are qualified in their entirety by the provisions of the Proxy Statement.

                             CROSS REFERENCE SHEET

             (Pursuant to General Instruction F to Schedule 13E-3)

         All references are to portions of the Proxy Statement which are incorporated herein and made a part hereof by reference.

---------------------------------- --------------------------------------------
      SCHEDULE 13E-3 ITEM
       NUMBER AND CAPTION                 RESPONSE/CAPTION IN PROXY STATEMENT
---------------------------------- --------------------------------------------
1.  Issuer and Class of
    Security Subject to the
    Transaction.
---------------------------------- --------------------------------------------
    (a)                            "SUMMARY -- The Companies"
---------------------------------- --------------------------------------------
    (b)                            "SUMMARY -- Record Date; Voting Power;
                                   Quorum"; "SUMMARY -- Market Prices for
                                   Common Stock and Dividends"; and "THE
                                   SPECIAL MEETING --Record Date; Voting Power;
                                   Quorum"
---------------------------------- --------------------------------------------
    (c)                            "SUMMARY -- Market Prices for Common Stock
                                   and Dividends"
---------------------------------- --------------------------------------------
    (d)                            "SUMMARY -- Market Prices for Common Stock
                                   and Dividends"
---------------------------------- --------------------------------------------
    (e)                             *
---------------------------------- --------------------------------------------
    (f) "SUMMARY -- Market Prices for Common Stock and Dividends" and "APPENDIX D - Transactions Involving Equitrac's Common Stock effected by members of the Management Group since March 1, 1997"
---------------------------------- --------------------------------------------
2.  Identity and Background.
---------------------------------- --------------------------------------------
(a)-(g) "SUMMARY -- The Companies" and "CERTAIN INFORMATION CONCERNING MERGER SUB AND THE EQUITY INVESTORS"
---------------------------------- --------------------------------------------

-------------------------
*  Not applicable or answer is negative.

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---------------------------------- --------------------------------------------
      SCHEDULE 13E-3 ITEM
       NUMBER AND CAPTION                 RESPONSE/CAPTION IN PROXY STATEMENT
---------------------------------- --------------------------------------------
3.  Past Contacts,
    Transactions or
    Negotiations.
---------------------------------- --------------------------------------------
    (a) (1) "SUMMARY -- Market Prices for Common Stock and Dividends" and "APPENDIX D -- Transactions Involving Equitrac's common stock effected by members of the Management Group since March 1, 1997"
---------------------------------- --------------------------------------------
        (2)                        "SUMMARY -- Conflicts of Interest";
                                   "SPECIAL FACTORS -- Background of the
                                   Merger"; "SPECIAL FACTORS -- Conflicts of
                                   Interest"; "SUMMARY -- Voting Agreement;
                                   Irrevocable Proxy"; and "THE SPECIAL MEETING
                                   -- Voting Agreement; Irrevocable Proxy"
---------------------------------- --------------------------------------------
    (b) "SUMMARY --Conflicts of Interest"; "SPECIAL FACTORS - Background of the Merger "; "SPECIAL FACTORS -- Conflicts of Interest"; "SUMMARY -- Voting Agreement; Irrevocable Proxy"; and "THE SPECIAL MEETING -- Voting Agreement; Irrevocable Proxy"
---------------------------------- --------------------------------------------
4.  Terms of the
    Transaction.
---------------------------------- --------------------------------------------
    (a)                            "SUMMARY -- The Recapitalization and
                                   Merger"; "SUMMARY -- Conflicts of Interest";
                                   "SPECIAL FACTORS"; and "THE RECAPITALIZATION
                                   AND MERGER"

---------------------------------- --------------------------------------------
    (b) "SUMMARY -- The Recapitalization and Merger"; "SUMMARY --Conflicts of Interest"; "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS -- Conflicts of Interest"; and "THE RECAPITALIZATION AND MERGER"
---------------------------------- --------------------------------------------
5. Plans or Proposals of the Issuer or Affiliate.
---------------------------------- --------------------------------------------
   (a)                             *
---------------------------------- --------------------------------------------
   (b)                             *
---------------------------------- --------------------------------------------

-------------------------
*  Not applicable or answer is negative.

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---------------------------------- --------------------------------------------
      SCHEDULE 13E-3 ITEM
       NUMBER AND CAPTION                 RESPONSE/CAPTION IN PROXY STATEMENT
---------------------------------- --------------------------------------------
   (c)                             "SUMMARY -- The Recapitalization and
                                   Merger"; "THE RECAPITALIZATION AND MERGER --
                                   Consequences of the Recapitalization and
                                   Merger" and "CERTAIN INFORMATION CONCERNING
                                   MERGER SUB AND THE EQUITY INVESTORS"
---------------------------------- --------------------------------------------
   (d) "SUMMARY -- Financing of the Merger"; "THE RECAPITALIZATION AND MERGER -- Consequences of the Recapitalization and Merger"; and
                                   "THE RECAPITALIZATION AND MERGER --
                                   Financing"
---------------------------------- --------------------------------------------
   (e)                             "SUMMARY -- The Recapitalization and
                                   Merger"; and "THE RECAPITALIZATION AND
                                   MERGER -- Consequences of the
                                   Recapitalization and Merger"
---------------------------------- --------------------------------------------
   (f)                             "SUMMARY -- The Recapitalization and
                                   Merger"; "THE RECAPITALIZATION AND MERGER --
                                   Consequences of the Recapitalization and
                                   Merger"; and "THE RECAPITALIZATION AND
                                   MERGER -- Delisting and
                                   Deregistration of Common Stock"
---------------------------------- --------------------------------------------
  (g)                              "SUMMARY -- The Recapitalization and
                                   Merger"; "THE RECAPITALIZATION AND MERGER --
                                   Consequences of the Recapitalization and
                                   Merger"; and "THE RECAPITALIZATION AND
                                   MERGER -- Delisting and
                                   Preregistration of Common Stock"
---------------------------------- --------------------------------------------
6. Source and Amount of Funds or Other Consideration.
---------------------------------- --------------------------------------------
  (a)                              "SUMMARY -- Financing of the Merger" and
                                   "THE RECAPITALIZATION AND MERGER --
                                   Financing"
---------------------------------- --------------------------------------------
  (b) "THE MERGER AGREEMENT -- Fees and Expenses" and "THE MERGER AGREEMENT -- Estimated Fees and Expenses of the Merger"
---------------------------------- --------------------------------------------
  (c) (1) "SUMMARY--Financing of the Merger" and "THE RECAPITALIZATION AND MERGER -- Financing"
---------------------------------- --------------------------------------------
      (2)                          "SUMMARY -- Financing of the Merger" and
                                   "THE RECAPITALIZATION AND MERGER --
                                   Financing"
---------------------------------- --------------------------------------------

-------------------------
*  Not applicable or answer is negative.

---------------------------------- --------------------------------------------
      SCHEDULE 13E-3 ITEM
       NUMBER AND CAPTION                 RESPONSE/CAPTION IN PROXY STATEMENT
---------------------------------- --------------------------------------------
   (d)                             *
---------------------------------- --------------------------------------------
7. Purpose(s), Alternatives, Reasons and Effects.
---------------------------------- --------------------------------------------
   (a) "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS - Equity Investors' Purpose and Reasons for the Recapitalization and Merger"
---------------------------------- --------------------------------------------
   (b) "SPECIAL FACTORS -- Background of the Merger" and "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger"
---------------------------------- --------------------------------------------
  (c) "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger"
---------------------------------- --------------------------------------------
  (d) "SUMMARY"; "SPECIAL FACTORS -- Conflicts of Interest"; "THE RECAPITALIZATION AND MERGER -- Consequences of the Recapitalization and Merger"; "THE RECAPITALIZATION AND MERGER --Federal Income Tax Consequences"; "THE RECAPITALIZATION AND MERGER -- Accounting Treatment"; "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS - Equity Investors' Purpose and Reasons for the Recapitalization Merger"
---------------------------------- --------------------------------------------
8. Fairness of the Transaction.
---------------------------------- --------------------------------------------
  (a) "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger"
---------------------------------- --------------------------------------------

-------------------------
*  Not applicable or answer is negative.

---------------------------------- --------------------------------------------
      SCHEDULE 13E-3 ITEM
       NUMBER AND CAPTION                 RESPONSE/CAPTION IN PROXY STATEMENT
---------------------------------- --------------------------------------------
   (b) "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS - Recommendations of the Special Committee and Board of Directors"; "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger"; and "SPECIAL FACTORS -- Opinion of Financial Advisor"
---------------------------------- --------------------------------------------
   (c) "SUMMARY -- Vote Required; Security Ownership of Management" and "THE SPECIAL MEETING -- Vote Required; Security Ownership of Management"
---------------------------------- --------------------------------------------
   (d) "SUMMARY - Recommendations of the Board of Directors and Special Committee" and "SPECIAL FACTORS - Recommendations of the Special Committee and Board of Directors"
---------------------------------- --------------------------------------------
   (e) "SUMMARY - Recommendations of the Board of Directors and Special Committee" and "SPECIAL FACTORS -Recommendations of the Special Committee and Board of Directors"
---------------------------------- --------------------------------------------
   (f)                             *
---------------------------------- --------------------------------------------
9. Reports, Opinions, Appraisals and Certain Negotiations.
---------------------------------- --------------------------------------------
   (a) "SUMMARY -- Opinion of Financial Advisor" and "SPECIAL FACTORS -- Opinion of Financial Advisor"
---------------------------------- --------------------------------------------
   (b) "SUMMARY -- Opinion of Financial Advisor" and "SPECIAL FACTORS -- Opinion of Financial Advisor"
---------------------------------- --------------------------------------------
   (c) "SUMMARY -- Opinion of Financial Advisor" and "SPECIAL FACTORS -- Opinion of Financial Advisor"
---------------------------------- --------------------------------------------
10. Interest in Securities of the Issuer.
---------------------------------- --------------------------------------------

-------------------------
*  Not applicable or answer is negative.

---------------------------------- --------------------------------------------
      SCHEDULE 13E-3 ITEM
       NUMBER AND CAPTION                 RESPONSE/CAPTION IN PROXY STATEMENT
---------------------------------- --------------------------------------------
   (a) "SUMMARY -- Vote Required; Security Ownership of Management"; "SUMMARY -- Conflicts of Interest"; "SPECIAL FACTORS -"Conflicts of Interest"; "THE SPECIAL MEETING -- Vote Required; Security Ownership of Management"; and "BENEFICIAL OWNERSHIP OF COMMON STOCK"

---------------------------------- --------------------------------------------
   (b)                             "SUMMARY -- Market Prices for Common Stock
                                   and Dividends" and "APPENDIX D -
                                   Transactions Involving Equitrac's Common
                                   Stock effected by members of the Management
                                   Group since March 1, 1997"
---------------------------------- --------------------------------------------
11. Contracts, Arrangements or     "SUMMARY -- Vote Required; Security
    Understandings with            Ownership of Management"; "SUMMARY
    Respect to the Issuer's        Voting Agreement; Irrevocable Proxy";
    Securities.                    -- THE SPECIAL MEETING -- Vote
                                   Required; Security Ownership of Management";
                                   and "THE SPECIAL MEETING -- Voting Agreement;
                                   Irrevocable Proxy"
---------------------------------- --------------------------------------------
12. Present Intention and Recommendation of Certain Persons with Regard to the Transaction.
---------------------------------- --------------------------------------------
   (a)                             "SUMMARY -- Vote Required; Security
                                   Ownership of Management"; "SUMMARY -- Voting
                                   Agreement; Irrevocable Proxy"; "THE SPECIAL
                                   MEETING -- Vote Required; Security Ownership
                                   of Management"; and "THE SPECIAL MEETING --
                                   Voting Agreement; Irrevocable Proxy"
---------------------------------- --------------------------------------------
   (b)                             "SUMMARY -- Recommendations of the Board of
                                   Directors and Special Committee" and
                                   "SPECIAL FACTORS -- Recommendations of the
                                   Special Committee and Board of Directors"
---------------------------------- --------------------------------------------
13. Other Provisions of the Transaction.
---------------------------------- --------------------------------------------
  (a)                              "SUMMARY -- Dissenters' Appraisal Rights and
                                   "THE RECAPITALIZATION AND MERGER --
                                   Dissenters' Appraisal Rights"
---------------------------------- --------------------------------------------





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



---------------------------------- --------------------------------------------
      SCHEDULE 13E-3 ITEM
       NUMBER AND CAPTION                 RESPONSE/CAPTION IN PROXY STATEMENT
---------------------------------- --------------------------------------------
   (b)                             *
---------------------------------- --------------------------------------------
   (c)                             *
---------------------------------- --------------------------------------------
14. Financial Information.
---------------------------------- --------------------------------------------
   (a)                             "SUMMARY -- FINANCIAL INFORMATION" and
                                   "DOCUMENTS INCORPORATED BY REFERENCE"
---------------------------------- --------------------------------------------
   (b)                             *
---------------------------------- --------------------------------------------
15. Persons and Assets Employed, Retained or Utilized.
---------------------------------- --------------------------------------------
   (a)                             "SUMMARY -- Conflicts of Interest"; "THE
                                   SPECIAL MEETING -- Solicitation of Proxies";
                                   and "SPECIAL FACTORS - Conflicts of
                                   Interest"
---------------------------------- --------------------------------------------
  (b)                              *
---------------------------------- --------------------------------------------
16. Additional Information.        *
---------------------------------- --------------------------------------------


Item 1.    Issuer and Class of Security Subject to the Transaction.

     (a) The information set forth in "SUMMARY -- The Companies" of the Proxy Statement is incorporated herein by reference.

     (b) The information set forth in "SUMMARY -- Record Date; Voting Power; Quorum"; "SUMMARY -- Market Prices for Common Stock and Dividends"; and "THE SPECIAL MEETING --Record Date; Voting Power; Quorum" of the Proxy Statement is incorporated herein by reference.

     (c) The information set forth in "SUMMARY -- Market Prices for Common Stock and Dividends" of the Proxy Statement is incorporated herein by reference.

     (d) The information set forth in "SUMMARY -- Market Prices for Common Stock and Dividends" of the Proxy Statement is incorporated herein by reference.

     (e)   Not applicable.



-------------------------
*  Not applicable or answer is negative.

    (f) The information set forth in "SUMMARY -- Market Prices for Common Stock and Dividends" and "APPENDIX D -- Transactions Involving Equitrac's common stock effected by members of the Management Group since March 1, 1997" of the Proxy Statement is incorporated herein by reference.

Item 2.    Identity and Background.

    (a)-(g) The information set forth in "SUMMARY -- The Companies" and "CERTAIN INFORMATION CONCERNING MERGER SUB AND THE EQUITY INVESTORS" of the Proxy Statement is incorporated herein by reference.

Item 3.    Past Contacts, Transactions or Negotiations.

    (a)(1) The information set forth in "SUMMARY -- Market Prices for Common Stock and Dividends" and "APPENDIX D -- Transactions Involving Equitrac's common stock effected by members of the Management Group since March 1, 1997" of the Proxy Statement is incorporated herein by reference.

    (a)(2) The information set forth in "SUMMARY -- Conflicts of Interest"; "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS -- Conflicts of Interest"; "SUMMARY -- Voting Agreement; Irrevocable Proxy"; and "THE SPECIAL MEETING -- Voting Agreement; Irrevocable Proxy" of the Proxy Statement is incorporated herein by reference.

    (b) The information set forth in "SUMMARY --Conflicts of Interest"; "SPECIAL FACTORS - Background of the Merger"; "SPECIAL FACTORS -- Conflicts of Interest"; "SUMMARY -- Voting Agreement; Irrevocable Proxy"; and "THE SPECIAL MEETING -- Voting Agreement; Irrevocable Proxy" of the Proxy Statement is incorporated herein by reference.

Item 4.    Terms of the Transaction.

    (a) The information set forth in "SUMMARY -- The Recapitalization and Merger"; "SUMMARY -- Conflicts of Interest"; "SPECIAL FACTORS"; and "THE RECAPITALIZATION AND MERGER" of the Proxy Statement is incorporated herein by reference.

    (b) The information set forth in "SUMMARY -- The Recapitalization and Merger"; "SUMMARY --Conflicts of Interest"; "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS -- Conflicts of Interest"; and "THE
RECAPITALIZATION AND MERGER" of the Proxy Statement is incorporated herein by reference.

Item 5.    Plans or Proposals of the Issuer or Affiliate.

    (a)    Not applicable.

    (b)    Not applicable.

    (c) The information set forth in "SUMMARY -- The Recapitalization and Merger"; "THE RECAPITALIZATION AND MERGER -- Consequences of the
Recapitalization and Merger"; and "CERTAIN INFORMATION CONCERNING MERGER SUB AND THE EQUITY INVESTORS" of the Proxy Statement is incorporated herein by reference.

    (d) The information set forth in "SUMMARY -- Financing of the Merger"; "THE RECAPITALIZATION AND MERGER -- Consequences of the Recapitalization and Merger"; and "THE RECAPITALIZATION AND MERGER -- Financing" of the Proxy Statement is incorporated herein by reference.

    (e) The information set forth in "SUMMARY -- The Recapitalization and Merger"; and "THE RECAPITALIZATION AND MERGER -- Consequences of the Recapitalization and Merger" of the Proxy Statement is incorporated herein by reference.

    (f) The information set forth in "SUMMARY -- The Recapitalization and Merger";"THE RECAPITALIZATION AND MERGER -- Consequences of the
Recapitalization and Merger"; and "THE RECAPITALIZATION AND MERGER -- Delisting and Deregistration of the Stock" of the Proxy Statement is incorporated herein by reference.

    (g) "SUMMARY -- The Recapitalization and Merger"; "THE RECAPITALIZATION AND MERGER -- Consequences of the Recapitalization and Merger; and "THE RECAPITALIZATION AND MERGER -- Delisting and Deregistration of Common Stock"

Item 6.    Source and Amount of Funds or Other Consideration.

    (a) The information set forth in "SUMMARY -- Financing of the Merger"; and "THE RECAPITALIZATION AND MERGER -- Financing" of the Proxy Statement is incorporated herein by reference.

    (b) The information set forth in "THE MERGER AGREEMENT -- Fees and Expenses" and "THE MERGER AGREEMENT -- Estimated Fees and Expenses of the Merger" of the Proxy Statement is incorporated herein by reference.

   (c)(1) The information set forth in "SUMMARY -- Financing of the Merger" and "THE RECAPITALIZATION AND MERGER -- Financing" of the Proxy Statement is incorporated herein by reference.

      (2) The information set forth in "SUMMARY -- Financing of the Merger" and "THE RECAPITALIZATION AND MERGER -- Financing" of the Proxy Statement is incorporated herein by reference.

   (d)       Not applicable.

Item 7.     Purpose(s), Alternatives, Reasons and Effects.

     (a) The information set forth in "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS - Equity Investors' Purpose and Reasons for the Recapitalization and Merger" of the Proxy Statement is incorporated herein by reference.

     (b) The information set forth in "SPECIAL FACTORS -- Background of the Merger and "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger" of the Proxy Statement is incorporated herein by reference.

     (c) The information set forth in "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger" of the Proxy Statement is incorporated herein by reference.

     (d) The information set forth in "SUMMARY"; "SPECIAL FACTORS -- Conflicts of Interest"; "THE RECAPITALIZATION AND MERGER -- Consequences of the Recapitalization and Merger"; "THE RECAPITALIZATION AND MERGER --Federal Income Tax Consequences"; "THE RECAPITALIZATION AND MERGER -- Accounting Treatment"; "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors; and "SPECIAL FACTORS - Equity Investors' Purpose and Reasons for the Recapitalization Merger" of the Proxy Statement is incorporated herein by reference.

Item 8.     Fairness of the Transaction.

     (a) The information set forth in "SPECIAL FACTORS -- Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger" of the Proxy Statement is incorporated herein by reference.

     (b) The information set forth in "SPECIAL FACTORS -- Background of the Merger"; "SPECIAL FACTORS Recommendations of the Special Committee and Board of Directors"; and "SPECIAL FACTORS -- Equity Investors' Purpose and Reasons for the Recapitalization and Merger"; and "SPECIAL FACTORS -- Opinion of Financial Advisor" of the Proxy Statement is incorporated herein by reference.

     (c) The information set forth in "SUMMARY -- Vote Required; Security Ownership of Management" and "THE SPECIAL MEETING -- Vote Required; Security Ownership of Management" of the Proxy Statement is incorporated herein by reference.

     (d) The information set forth in "SUMMARY -- Recommendations of the Board of Directors and Special Committee" and "SPECIAL FACTORS --
Recommendations of the Special Committee and Board of Directors" of the Proxy Statement is incorporated herein by reference.

     (e) The information set forth in "SUMMARY -- Recommendations of the Board of Directors and Special Committee" and "SPECIAL FACTORS --
Recommendations of the Special Committee and Board of Directors" of the Proxy Statement is incorporated herein by reference.

     (f)    Not applicable.

Item 9.     Reports, Opinions, Appraisals and Certain Negotiations.

     (a) The information set forth in "SUMMARY -- Opinion of Financial Advisor" and "SPECIAL FACTORS -- Opinion of Financial Advisor" of the Proxy Statement is incorporated herein by reference.

     (b) The information set forth in "SUMMARY -- Opinion of Financial Advisor" and "SPECIAL FACTORS -- Opinion of Financial Advisor" of the Proxy Statement is incorporated herein by reference.

     (c) The information set forth in "SUMMARY -- Opinion of Financial Advisor" and "SPECIAL FACTORS -- Opinion of Financial Advisor" of the Proxy Statement is incorporated herein by reference.

Item 10.    Interest in Securities of the Issuer.

     (a) The information set forth in "SUMMARY -- Vote Required; Security Ownership of Management"; "SUMMARY -- Conflicts of Interest"; "SPECIAL FACTORS -- Conflicts of Interest"; "THE SPECIAL MEETING -- Vote Required; Security Ownership of Management"; and BENEFICIAL OWNERSHIP OF COMMON STOCK" of the Proxy Statement is incorporated herein by reference.

     (b) The information set forth in "SUMMARY -- Market Prices for Common Stock and Dividends" and "APPENDIX D -- Transactions Involving Equitrac's Common Stock effected by members of the Management Group since March 1, 1997" of the Proxy Statement is incorporated herein by reference.

Item 11. Contracts, Arrangements or Understandings with Respect to the Issuer's Securities.

     The information set forth in "SUMMARY -- Vote Required; Security Ownership of Management"; "SUMMARY -- Voting Agreement; Irrevocable Proxy"; THE SPECIAL MEETING

-- Vote Required; Security Ownership of Management"; and "THE SPECIAL MEETING -- Voting Agreement; Irrevocable Proxy" of the Proxy Statement is incorporated herein by reference.

Item 12. Present Intention and Recommendation of Certain Persons with Regard to the Transaction.

     (a) The information set forth in "SUMMARY -- Vote Required; Security Ownership of Management"; "SUMMARY -- Voting Agreement; Irrevocable Proxy"; "THE SPECIAL MEETING -- Vote Required; Security Ownership of Management"; and "THE SPECIAL MEETING -- Voting Agreement; Irrevocable Proxy" of the Proxy Statement is incorporated herein by reference.

     (b) The information set forth in "SUMMARY -- Recommendations of the Board of Directors and Special Committee" and "SPECIAL FACTORS --
Recommendations of the Special Committee and Board of Directors" of the Proxy Statement is incorporated herein by reference.

Item 13.    Other Provisions of the Transaction.

     (a) The information set forth in "SUMMARY -- Dissenters' Appraisal Rights" and "THE RECAPITALIZATION AND MERGER -- Dissenters' Appraisal Rights" of the Proxy Statement is incorporated herein by reference.

     (b)    Not applicable.

     (c)    Not applicable.

Item 14.    Financial Information.

     (a) The information set forth in "SUMMARY -- FINANCIAL INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE" of the Proxy Statement is incorporated herein by reference. The Issuer's fixed charge coverage ratio for fiscal 1998 and fiscal 1999 was 2.78 to 1 and 3.67 to 1, respectively.

     (b)    Not applicable.

Item 15.    Persons and Assets Employed, Retained or Utilized.

     (a) The information set forth in "THE SPECIAL MEETING -- Solicitation of Proxies" and "SPECIAL FACTORS Conflicts of Interest" of the Proxy Statement is incorporated herein by reference.

     (b)    Negative.

Item 16.    Additional Information.

        Not applicable.

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

July 2, 1999                       CORNERSTONE EQUITY INVESTORS IV, L.P.



                                   By: /s/ Mark Rossi
                                       --------------------------------
                                       Name:  Mark Rossi
                                       Title: Senior Managing Director



                                   EQUITRAC CORPORATION



                                   By:  /s/ George P. Wilson
                                       --------------------------------
                                       Name:  George P. Wilson
                                       Title: President and Chief Executive
                                              Officer




                                   CHARGEBACK ACQUISITION CORP.



                                   By: /s/ Mark Rossi
                                       --------------------------------
                                       Name:  Mark Rossi
                                       Title: President


                                   /s/ John T. Kane
                                   ------------------------------------
                                   John T. Kane


                                   /s/ George P. Wilson
                                   ------------------------------------
                                   George P. Wilson

                                           /s/ Steve Smith
                                           ------------------------------------
                                           Steve Smith


                                           /s/ Christopher Rickborn
                                           ------------------------------------
                                           Christopher Rickborn


                                           /s/ Patrick Raftery
                                           ------------------------------------
                                           Patrick Raftery


                                           /s/ Cid Yousefi
                                           ------------------------------------
                                           Cid Yousefi


                                           /s/ John P. Jones
                                           ------------------------------------
                                           John P. Jones

                                                              INDEX TO EXHIBITS

----------------------- -------------------------------------------------------
EXHIBIT NO.             DESCRIPTION
----------------------- -------------------------------------------------------
(a)                     Commitment letters for Senior Secured Credit Facility
                        and Senior Subordinated Notes.*
----------------------- -------------------------------------------------------
(b)(1)                  Opinion of Prudential Securities Incorporated.
                        Included as Appendix B to Exhibit (d) hereto.**
----------------------- -------------------------------------------------------
(b)(2)                  Presentation of Prudential Securities
                        Incorporated.*
----------------------- -------------------------------------------------------
(c)                     Amended and Restated Recapitalization Agreement and Plan
                        of Merger, dated February 17, 1999, among Equitrac
                        Corporation, Chargeback Acquisition Corp., John T. Kane
                        and George P. Wilson included as Appendix A to Exhibit
                        (d) hereto.**
----------------------- -------------------------------------------------------
(d)                     Definitive Proxy Statement of Equitrac Corporation.**
----------------------- -------------------------------------------------------
(e)                     Not applicable
----------------------- -------------------------------------------------------
(f)                     Not applicable.
----------------------- -------------------------------------------------------

 *Previously filed.
**Supersedes previously filed exhibit